                                                                   EXHIBIT 11

STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
Sun Company, Inc. and Subsidiaries
(In Millions Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                       For the Years Ended
                                                           December 31
                                                   -----------------------------
                                                     1995     1994     1993
                                                   ------   ------   ------
Income before cumulative effect
  of change in accounting
  principle(1)                                     $227.4   $ 96.7   $283.0
Less: Dividends on preference
  stock                                             (22.5)      --       --
                                                   ------   ------   ------
Income before cumulative effect
  of change in accounting
  principle attributable to
  common stock (2)                                  204.9     96.7    283.0
Cumulative effect of change in
  accounting principle (3)(a)                       (87.2)    (6.8)     5.0
                                                   ------   ------   ------
Net income attributable to
  common stock (4)                                 $117.7   $ 89.9   $288.0
                                                   ======   ======   ======
Weighted average number of
  shares of common stock and
  common stock equivalents
  outstanding (5)                                    91.3    107.0    106.6
                                                   ======   ======   ======
Earnings per share of common
 stock:
   Income before cumulative effect
      of change in accounting
      principle (2)/(5)                            $ 2.24   $  .91   $ 2.65
  Cumulative effect of change in
    accounting principle (3)/(5)                     (.95)    (.07)     .05
                                                   ------   ------   ------
Net income (4)/(5)                                 $ 1.29   $  .84   $ 2.70
                                                   ======   ======   ======
Weighted average number of shares
  of common stock and common stock
  equivalents outstanding on a fully
  diluted basis (6)                                  91.3    107.1    106.6
                                                   ======   ======   ======
Earnings per share of common stock
 on a fully diluted basis (b):
  Income before cumulative effect
    of change in accounting
    principle (2)/(6)                              $ 2.24   $  .91   $ 2.65
  Cumulative effect of change in
    accounting principle (3)/(6)                     (.95)    (.07)     .05
                                                   ------   ------   ------
Net income (4)/(6)                                 $ 1.29   $  .84   $ 2.70
                                                   ======   ======   ======

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(a)  Includes impact of the cumulative effect of a change in the method of accounting for impairment of long-lived assets in 1995, postemployment benefits in 1994 and income taxes in 1993. (See Note 6 to the Consolidated Financial Statements in the Company's 1995 Annual Report to Shareholders.)

(b) Fully diluted earnings per share generaly are determined by dividing earnings by the weighted average number of shares outstanding, assuming redemption of the preference shares for common stock. However, redemption was not assumed in 1995 since it would have resulted in an increase in earnings per share.